                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                              U.S. Can Corporation

                                       and

                      Pac Packaging Acquisition Corporation

                            Dated as of June 1, 2000













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                                TABLE OF CONTENTS


                                                                                        Page

RECITALS ..................................................................................1

ARTICLE I THE MERGER ......................................................................2
   Section 1.1   The Merger................................................................2
   Section 1.2   Closing...................................................................2
   Section 1.3   Effective Time............................................................2
   Section 1.4   Subsequent Actions........................................................2
   Section 1.5   Certificate of Incorporation..............................................3
   Section 1.6   The Bylaws................................................................3
   Section 1.7   Officers and Directors....................................................3

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK ..........................................3
   Section 2.1   Effect on Capital Stock...................................................3
   Section 2.2   Stock Options.............................................................5
   Section 2.3   Dissenting Shares.........................................................5
   Section 2.4   Payment for Company Shares and Stock Options in the Merger................6
   Section 2.5   No Transfer of Company Shares After the Effective Time....................7
   Section 2.6   No Liability..............................................................7
   Section 2.7   Lost Certificates.........................................................8
   Section 2.8   No Fractional Shares......................................................8
   Section 2.9   Adjustments to Prevent Dilution...........................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................................8
   Section 3.1   Organization and Qualification; Subsidiaries..............................8
   Section 3.2   Charter Documents and Bylaws..............................................9
   Section 3.3   Capitalization............................................................9
   Section 3.4   Authority Relative to this Agreement.....................................10
   Section 3.5   No Conflict; Required Filings and Consents...............................11
   Section 3.6   SEC Filings; Financial Statements........................................12
   Section 3.7   Absence of Certain Changes or Events.....................................13
   Section 3.8   Intellectual Property....................................................14
   Section 3.9   Material Contracts.......................................................15
   Section 3.10  Environmental Matters....................................................16
   Section 3.11  Benefit Plans............................................................16
   Section 3.12  Tax Matters..............................................................19
   Section 3.13  Litigation...............................................................20
   Section 3.14  Opinion of Financial Advisor.............................................20
   Section 3.15  Brokers..................................................................21
   Section 3.16  Properties and Assets....................................................21
   Section 3.17  Compliance with Laws in General..........................................21
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
   Section 3.18  Labor Matters............................................................21
   Section 3.19  Required Company Vote....................................................22
   Section 3.20  State Takeover Laws......................................................22
   Section 3.21  Rights Agreement.........................................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEWCO .......................................23
   Section 4.1   Organization and Qualification; Subsidiaries.............................23
   Section 4.2   Charter Documents and Bylaws.............................................23
   Section 4.3   Authority Relative to this Agreement.....................................23
   Section 4.4   No Conflict; Required Filings and Consents...............................24
   Section 4.5   Ownership of Newco; No Prior Activities..................................24
   Section 4.6   Litigation...............................................................25
   Section 4.7   Financing................................................................25
   Section 4.8   Management Arrangements..................................................25
   Section 4.9   Capitalization...........................................................25
   Section 4.10  Brokers..................................................................26
   Section 4.11  No Registration..........................................................26

ARTICLE V COVENANTS.......................................................................26
   Section 5.1   Interim Operations of the Company........................................26
   Section 5.2   Meeting of the Stockholders..............................................29
   Section 5.3   Filings; Other Action....................................................30
   Section 5.4   Access...................................................................31
   Section 5.5   Notification of Certain Matters..........................................31
   Section 5.6   Publicity................................................................31
   Section 5.7   Indemnification..........................................................31
   Section 5.8   Employee Benefit Plans...................................................33
   Section 5.9   No Solicitation of Transactions..........................................33
   Section 5.10  Third Party Standstill Agreements........................................35
   Section 5.11  Consents.................................................................35
   Section 5.12  Delisting................................................................35
   Section 5.13  Actions Respecting Commitment Letters; Financing, Notification...........35
   Section 5.14  Financial Statements.....................................................36
   Section 5.15  State Takeover Laws......................................................36
   Section 5.16  Senior Subordinated Notes................................................36

ARTICLE VI CONDITIONS ....................................................................37
   Section 6.1   Conditions to the Obligations of Each Party..............................37
   Section 6.2   Conditions to the Obligations of Newco...................................37
   Section 6.3   Conditions to the Obligations of the Company.............................38

ARTICLE VII TERMINATION ..................................................................40
   Section 7.1   Termination by Mutual Consent............................................40


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
   Section 7.2   Termination by Either Newco or the Company...............................40
   Section 7.3   Termination by Newco.....................................................40
   Section 7.4   Termination by the Company...............................................40
   Section 7.5   Effect of Termination....................................................41

ARTICLE VIII MISCELLANEOUS; GENERAL ......................................................41
   Section 8.1   Payment of Expenses......................................................41
   Section 8.2   Survival.................................................................42
   Section 8.3   Modification or Amendment................................................42
   Section 8.4   Waiver of Conditions.....................................................42
   Section 8.5   Counterparts.............................................................42
   Section 8.6   Governing Law............................................................43
   Section 8.7   Notices..................................................................43
   Section 8.8   Entire Agreement, etc....................................................44
   Section 8.9   Interpretation...........................................................44
   Section 8.10  Certain Definitions......................................................44
   Section 8.11  No Third Party Beneficiaries.............................................45
   Section 8.12  Company Disclosure Schedule..............................................45


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                            GLOSSARY OF DEFINED TERMS


                                                          Position of
Defined Term                                              Definition
------------                                              ----------

Acquisition Proposal                                      Section 5.9(a)
affiliate                                                 Section 8.10
associate                                                 Section 8.10
Agreement                                                 Preamble
Berkshire                                                 Recitals
Berkshire Commitment Letter                               Recitals
Benefit Plans                                             Section 3.11(b)
Board                                                     Recitals
Bylaws                                                    Section 1.6
Certificate of Merger                                     Section 1.3
Certificates                                              Section 2.4(b)
Charter                                                   Section 1.5
Claim                                                     Section 5.7(a)
Closing                                                   Section 1.2
Code                                                      Section 3.11(c)
Commitment Letters                                        Section 4.7
Common Stock                                              Recitals
Company                                                   Preamble
Company Disclosure Schedule                               Article III
Company Material Adverse Effect                           Section 3.1
Company Shares                                            Section 2.1(a)
Company Subsidiary                                        Section 3.1
Confidentiality Agreement                                 Section 5.4
COBRA                                                     Section 3.11(f)
Current Premium                                           Section 5.7(b)
Current SEC Reports                                       Article III
DGCL                                                      Section 1.1
Debt Commitment Letters                                   Section 4.7
Dissenting Shares                                         Section 2.3
D&O Insurance                                             Section 5.7(b)
Effective Time                                            Section 1.3
Environmental Law                                         Section 3.10
ERISA                                                     Section 3.11(b)
Exchange Act                                              Section 3.5(b)
Exempted Person                                           Section 3.20
Expenses                                                  Section 8.1(a)
Financing                                                 Section 4.7
Governmental Authority                                    Section 3.5(b)



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HSR Act                                                   Section 3.5(b)
Indemnified Parties                                       Section 5.7(a)
Indenture                                                 Section 5.16
Intellectual Property                                     Section 3.8
knowledge of the Company                                  Section 8.10
Law                                                       Section 3.5(a)
Liens                                                     Section 3.5(a)
Material Contracts                                        Section 3.9(b)
Merger                                                    Recitals
Merger Consideration                                      Section 2.1(a)
Multiemployer Pension Plans                               Section 3.11(b)
Newco                                                     Preamble
Newco Material Adverse Effect                             Section 4.1
Newco Common Stock                                        Section 2.1(d)
Newco Preferred Stock                                     Section 2.1(d)
Newco Shares                                              Section 2.1(d)
Newco Stockholder                                         Section 2.4(c)
NYSE                                                      Section 3.5(b)
Notes                                                     Section 5.16
Notice of Superior Proposal                               Section 5.9(a)
Option Consideration                                      Section 2.2(a)
Options                                                   Section 3.3(a)
Option Plans                                              Section 3.3(a)
Order                                                     Section 6.1(c)
Paying Agent                                              Section 2.4(a)
Payment Fund                                              Section 2.4(a)
Pension Plans                                             Section 3.11(b)
person                                                    Section 8.10
Preferred Stock                                           Section 3.3(a)
Proxy Statement                                           Section 5.2(b)
Representatives                                           Section 5.4
Rights                                                    Section 3.21
Rights Agreement                                          Section 3.21
Rollover Shares                                           Section 2.1(c)
Rollover Stockholder                                      Recitals
Schedule 13E-3                                            Section 5.2(b)
SEC                                                       Article III
SEC Reports                                               Section 3.6(a)
Securities Act                                            Section 3.6(a)
Special Committee                                         Recitals
Stockholders Meeting                                      Section 5.2(a)
subsidiary                                                Section 8.10
Substitute Debt Financing                                 Section 5.13(b)



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Superior Proposal                                         Section 5.9(a)
Surviving Corporation                                     Section 1.1
Surviving Corporation Common Stock                        Section 2.1(c)
Surviving Corporation Preferred Stock                     Section 2.1(c)
Tax                                                       Section 3.12(f)
Tax Return                                                Section 3.12(f)
Transactions                                              Recitals







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




                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of June 1, 2000, between U.S. Can Corporation, a Delaware corporation (the "Company"), and Pac Packaging Acquisition Corporation, a Delaware corporation ("Newco").

                                    RECITALS

         WHEREAS, the Company desires that Newco merge with and into the Company, all upon the terms and subject to the conditions of this Agreement (the "Merger");

         WHEREAS, a special committee of the Board of Directors of the Company (the "Board") consisting solely of disinterested directors (the "Special Committee"), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the Merger is advisable and in the best interests of the Company and its public stockholders and (B) the cash consideration to be received for certain outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), in the Merger is fair to the stockholders of the Company who will be entitled to receive such cash consideration, (ii) recommended that the Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions") and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

         WHEREAS, the Board has heretofore taken the actions referred to in
Section 3.20 and Section 3.21 relating to Section 203 of the DGCL (as defined below) and the Rights Agreement (as defined below);

         WHEREAS, the Board, subject to the terms and conditions set forth herein, has (i) determined that (A) the Merger is advisable and in the best interests of the Company and its public stockholders and (B) the cash consideration to be received for certain outstanding shares of Common Stock in the Merger is fair to the stockholders of the Company who will be entitled to receive such cash consideration, (ii) approved and adopted this Agreement and the Transactions and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

         WHEREAS, those stockholders of the Company to be identified on Schedule I hereto (each, a "Rollover Stockholder" and collectively, the "Rollover Stockholders"), shall retain all or a portion of their equity interest in the Company in connection with the Merger as more fully described herein;

         WHEREAS, concurrent with the execution of this Agreement, Berkshire Partners LLC ("Berkshire") has entered into an agreement with Newco in which it has agreed, subject to the terms and conditions set forth therein, to invest (or cause its affiliates to invest) up to a specified amount in Newco at or prior to the Effective Time (the "Berkshire Commitment Letter"); and




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




         WHEREAS, the Company and Newco intend that the Merger qualify as a leveraged recapitalization for financial reporting purposes but such qualification shall not be a condition to this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger, except as set forth in Sections 1.5, 1.6 and 1.7. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL").

         Section 1.2 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the "Closing") shall take place (i) at 9:00 a.m. at the offices of Mayer, Brown & Platt, Chicago, Illinois, as promptly as practicable but in no event later than the third business day after which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other date, place and time as the Company and Newco may agree in writing.

         Section 1.3 Effective Time. At the Closing, the Company and Newco will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

         Section 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Newco or to be acquired by the Surviving Corporation as a result of, or



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in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Newco or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.5 Certificate of Incorporation. The certificate of incorporation of Newco as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law, except that Article I thereof shall be amended and restated in its entirety to state:
"The name of the Corporation is U.S. Can Corporation (the "Corporation")."

         Section 1.6 The Bylaws. The bylaws of Newco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws").

         Section 1.7 Officers and Directors. The directors of Newco and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON CAPITAL STOCK

         Section 2.1 Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Newco:

                  (a) At the Effective Time, each share of the Company's Common Stock (each, a "Company Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares issued and held in the Company's treasury, (ii) the Rollover Shares (as defined below) and (iii) the Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to twenty dollars ($20.00) in cash (the "Merger Consideration"). All such Company Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights (including rights under the Rights Plan) with respect to such Company Shares, except the right to receive the Merger Consideration for such Company Shares upon the surrender of such certificate in accordance with
         Section 2.4.


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                  (b) At the Effective Time, each Company Share issued and held in the Company's treasury shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

                  (c) The Schedule I attached hereto as of the date of this Agreement describes the persons that potentially may be Rollover Stockholders, and the maximum number of shares of Common Stock that may be Rollover Shares. Prior to June 20, 2000, Newco shall provide to the Company a definitive Schedule I that shall set forth (i) the name of each person that in fact will be a Rollover Stockholder, (ii) all other information necessary to complete Schedule I with respect to each Rollover Stockholder set forth thereon and (iii) an aggregate number of Rollover Shares, which shall not be greater than the maximum number set forth on the initial Schedule I; provided that such definitive Schedule I shall not name as a Rollover Stockholder any person that is not an Exempted Person (as defined below). If the definitive Schedule I is submitted as provided herein, then (A) such definitive Schedule I shall become and be Schedule I to this Agreement and (B) without limiting the effect of Clause (A), the Company shall use its reasonable best efforts to cause the Board of Directors of the Company to confirm its approval of such definitive Schedule I within five business days of its being submitted to the Company. At the Effective Time, the aggregate number of issued and outstanding shares of Common Stock held by a Rollover Stockholder and designated on Schedule I under the column designated "Rollover Shares" (each a "Rollover Share" and together the "Rollover Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (1) the aggregate number of shares of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and (2) the aggregate number of shares of preferred stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Preferred Stock") set forth on Schedule I next to the name of each such Rollover Stockholder in the columns designated "Surviving Corporation Common Stock" and "Surviving Corporation Preferred Stock," respectively. All such Rollover Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Rollover Shares shall thereafter cease to have any rights with respect to such Rollover Shares, except the right to receive the Surviving Corporation Common Stock and the Surviving Corporation Preferred Stock for such Rollover Shares as set forth in Schedule I upon the surrender of such certificate in accordance with Section 2.4.

                  (d) At the Effective Time, each share of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Surviving Corporation Common Stock and each share of preferred stock, par value $0.01 per share, of Newco ("Newco Preferred Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Surviving


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



         Corporation Preferred Stock. All such shares of Newco Common Stock and Newco Preferred Stock (collectively, the "Newco Shares"), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Newco Common Stock or Newco Preferred Stock shall thereafter cease to have any rights with respect to such Newco Common Stock and Newco Preferred Stock, except the right to receive Surviving Corporation Common Stock or Surviving Corporation Preferred Stock as set forth above. For purposes of this Section 2.1, references to Company Shares and Rollover Shares include the Rights associated with such Company Shares and Rollover Shares.

         Section 2.2 Stock Options. As part of the Transactions, the Company and the Surviving Corporation shall cause Options granted under the Option Plans to be treated as follows:

                  (a) At the Effective Time, all then outstanding Options shall be canceled and in lieu thereof, each holder of such an Option shall receive from the Surviving Corporation, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option and (ii) the number of Company Shares subject to such Option, net of any applicable withholding taxes (the "Option Consideration").

                  (b) Each of the Company and the Surviving Corporation, as the case may be, covenants that prior to the Effective Time it will take all actions necessary to provide that the cancellation and cash-out of Options pursuant to this Section 2.2 will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

                  (c) The Company shall use its reasonable best efforts to obtain all necessary consents, waivers or releases from holders of Options and shall take such action as may be reasonably necessary to give effect to, and accomplish, the transactions contemplated by this
         Section 2.2.

                  (d) Except as otherwise provided herein or agreed by the parties, the Option Plans shall terminate effective as of the Effective Time and the Company shall use its reasonable best efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.

         Section 2.3 Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a Company stockholder who has not voted such Company Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Company Shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are


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

granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Company Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Company Shares or lost its right to appraisal and payment for its Company Shares under Section 262 of the DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Company Shares and each such Company Share shall be treated as if such Company Share had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.1. The Company shall give Newco prompt notice of any demands received by the Company for appraisal of Company Shares, and, until the Effective Time, Newco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.4 Payment for Company Shares and Stock Options in the Merger. The manner of making payment for Company Shares and Options in the Merger shall be as follows:

                  (a) At the Effective Time, the Company shall deposit in trust for the benefit of the holders of Company Shares and Options, as the case may be, with a bank or trust company designated by Newco and approved by the Company (the "Paying Agent"), cash in an aggregate amount equal to the sum of (A) the product of (1) the number of Company Shares issued and outstanding at the Effective Time (other than Company Shares owned by the Company and the Rollover Shares) and (2) the Merger Consideration and (B) the amount necessary for the payment in full of the Option Consideration for all Options outstanding at the Effective Time (such aggregate amount being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 2.1 and 2.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which, immediately prior to the Effective Time, represented Company Shares other than Rollover Shares (the "Certificates") a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Company Shares, other than Rollover Shares, represented by such Certificate and the Merger Consideration (subject to reduction only for any applicable withholding or stock transfer taxes) and such Certificate shall forthwith be canceled. No

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

         interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it may be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered of the Merger Consideration, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
         Section 2.4, each Certificate shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Company Shares, other than Rollover Shares, evidenced by such Certificate.

                  (c) At the Closing, each Rollover Stockholder and each holder of Newco Shares (each, a "Newco Stockholder" and collectively, the "Newco Stockholders") shall surrender the certificate(s) representing the Rollover Shares or the Newco Shares held by such Rollover Stockholder or Newco Stockholder and the Surviving Corporation shall issue to each such Rollover Stockholder and Newco Stockholder a certificate or certificates representing the number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock to which such Rollover Stockholder and Newco Stockholder is entitled pursuant to Sections 2.1(c), 2.1(d) and Schedule I.

                  (d) Any portion of the Payment Fund that remains unclaimed by the stockholders of the Company on the first anniversary of the Effective Time shall promptly be repaid to the Surviving Corporation and any stockholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for Company Shares, without any interest or dividends thereon. Unless otherwise directed by the Surviving Corporation, the Paying Agent shall invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $10,000,000,000 and the Surviving Corporation shall receive the interest earned thereon.

                  (e) Any portion of the Payment Fund made available to the Paying Agent pursuant to Section 2.4(a) to pay for Company Shares that become Dissenting Shares shall be returned to the Surviving Corporation upon demand.

         Section 2.5 No Transfer of Company Shares After the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

         Section 2.6 No Liability. Neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the second anniversary of the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this
Article II would otherwise escheat to or become the property of any governmental entity), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 2.8 No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Surviving Corporation Common Stock will be issued and any Rollover Stockholder or Newco Stockholder entitled to receive a fractional share of Surviving Corporation Common Stock but for this
Section 2.8 shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by $20.00.

         Section 2.9 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse split), or stock dividend or stock distribution, made on a pro rata basis to all holders of such class of stock of the entity making such a stock dividend or stock distribution, there is a change in the number of Company Shares or Newco Shares outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable into or exercisable for Company Shares or Newco Shares, then the Merger Consideration, Option Consideration, and the number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock into which the Rollover Shares and Newco Shares are entitled to be converted pursuant to Sections 2.1(c), 2.1(d) and Schedule I shall all be equitably adjusted to eliminate the effects of such event.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, the Company's definitive proxy statement filed with the Securities and Exchange Commission (the "SEC") on March 28, 2000, the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000 and the Company's Current Reports on Form 8-K filed with the SEC on January 13, 2000 and March 2, 2000 (the "Current SEC Reports") or set forth in the Disclosure Schedule delivered by the Company to Newco concurrently with the execution of this

Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Newco that:

         Section 3.1 Organization and Qualification; Subsidiaries. The Company and each subsidiary of the Company (each, a "Company Subsidiary") is a corporation or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing or its equivalent under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to be in good standing or its equivalent or to have such governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing or its equivalent, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing or its equivalent that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. The term "Company Material Adverse Effect" means, for all purposes of this Agreement, any effect, circumstance or change that is materially adverse to the business, operations, assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Section 3.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries. Other than as set forth in Section 3.1 of the Company Disclosure Schedule, as of the date of this Agreement the Company has no other equity interest or profit participation in any entity other than the Company Subsidiaries. No Company Shares are held by a Company Subsidiary.

         Section 3.2 Charter Documents and Bylaws. The Company has heretofore furnished to Newco a complete and correct copy of the restated certificate of incorporation and the bylaws of the Company as now in effect. The restated certificate of incorporation and bylaws of the Company are each in full force and effect. The Company is not in violation of any of the provisions of its restated certificate of incorporation or bylaws.

         Section 3.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of
         (i) 50,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of May 31, 2000, (i) 13,447,269 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights, and 82,498 shares of Common Stock were held in treasury and (ii) no shares of Preferred Stock were issued and outstanding. As of May 31, 2000, the Company was obligated to issue up to 1,823,483 shares of Common Stock at a weighted average exercise price of $16.3559 per share pursuant to outstanding options ("Options") granted pursuant to the Company's 1984 Incentive Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan, 1995 Equity Incentive Plan, 1997 Equity Incentive Plan, 1998 Equity Incentive Plan and 1999 Equity Incentive Plan (the "Option Plans"). Except as set forth above, there are not now, nor (except as expressly permitted by this Agreement) will there be at the Effective Time, any options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, reserve for issuance or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.
         Section 3.3(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the exercise price and number of shares of Common Stock subject to each such Option as of March 29, 2000. Except as contemplated hereby, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

                  (b) Other than as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company. All of the outstanding shares of capital stock of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are fully paid, non-assessable and free of any preemptive rights and, except as set forth in Section 3.1 of the Company Disclosure Schedule, are owned directly or indirectly by the Company free and clear of all liens, charges, claims or encumbrances.

         Section 3.4 Authority Relative to this Agreement.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Common Stock and the filing and recordation of appropriate documents for the Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

                  (b) The Special Committee has unanimously (i) determined that
         (A) the Merger is advisable and in the best interests of the Company and its stockholders other than the Rollover Stockholders and (B) the Merger Consideration is fair to the stockholders of the Company other than the Rollover Stockholders and (ii) recommended that the Board approve and adopt this Agreement and the Transactions. Following such actions by the Special Committee, the Board of Directors of the Company unanimously (i) determined that (A) the Merger is advisable and in the best interests of the Company and its stockholders other than the Rollover Stockholders and (B) the Merger Consideration is fair to the stockholders of the Company other than the Rollover Stockholders and
         (ii) approved and adopted this Agreement and the Transactions.

         Section 3.5 No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) conflict with or violate the restated certificate of incorporation or bylaws of the Company or conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order ("Law") applicable to the Company or any Company Subsidiary or by which any asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge, title imperfection or encumbrance (collectively, "Liens") on any asset of the Company or any Company Subsidiary pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the New York Stock Exchange ("NYSE"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the European Community Merger Control Regulation or any other applicable foreign antitrust, competition or foreign investment Laws, and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) other consents, approvals, authorizations, permits, filings or notifications where the failure to obtain all such consents, approvals, authorizations or permits, and to make all such filings or notifications, would not prevent or materially delay consummation of the Transactions and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.6 SEC Filings; Financial Statements.

                  (a) Since January 1, 1998, the Company has filed all forms, reports, statements and other documents required to be filed with the SEC, including (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Reports on Form 8-K,
         (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"). The SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company as of the date hereof, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC in writing with respect to the SEC Reports.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be set forth in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  (c) Except as set forth in any SEC Report and except as disclosed in Section 3.6(c) of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of the Company Subsidiaries had, and since such date neither the Company nor any of the Company Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with generally accepted accounting principles except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the Transactions, and liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.7 Absence of Certain Changes or Events. From December 31, 1999 to the date hereof, except as contemplated or permitted by this Agreement or the Transactions or as disclosed in the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any material change by the Company in its accounting methods, principles or practices except as required by generally accepted accounting principles and disclosed in any SEC Report filed since December 31, 1999, (b) any material revaluation by the Company of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice after the date of the most recent SEC Report filed prior to the date hereof, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities,
(e) any material increase in the benefits under, or the establishment, material amendment or termination of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan covering employees of the Company or any Company Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any Company Subsidiary or any other employee earning noncontingent cash compensation in excess of $200,000 per year, (f) any entry by the Company or any Company Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any Company Subsidiary or entry into any such agreement with any other person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business, (g) any issuance by the Company or any Company Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Common Stock pursuant to the exercise of any stock options pursuant to the Option

Plans and the issuance of any capital stock expressly contemplated by this Agreement, (h) any agreement by the Company or any Company Subsidiary to take any of the actions described in this Section 3.7 except as expressly contemplated by this Agreement, or (i) any event, change or circumstance that has or is reasonably likely to have a Company Material Adverse Effect.

         Section 3.8 Intellectual Property. Except as set forth in Section 3.8 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries own and possess free and clear of any Liens, or have the valid and enforceable right to use, the patents, copyrights, know-how (including trade secrets and other proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, inventions, software, data, databases, specifications and designs (collectively, "Intellectual Property") presently employed by them in connection with the operation of the businesses now operated by them. Section 3.8 of the Company Disclosure Schedule sets forth a complete list of all material: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any Company Subsidiary, (ii) all trade names and material trademarks, service marks and copyrights owned or used by the Company or any Company Subsidiary, and (iii) all licenses of Intellectual Property to which the Company or any of the Company Subsidiaries is a party. Neither the Company nor any of the Company Subsidiaries has received any written notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others that, if decided in a manner adverse to the Company, would have a Company Material Adverse Effect. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any Company Subsidiary, is currently outstanding or is threatened that would reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of any material infringement or misappropriation by any third party with respect to the Intellectual Property of the Company or any Company Subsidiary. All of the Intellectual Property owned or used by the Company or any Company Subsidiary as of the date hereof will be owned or licensed, subject to any modification of a license agreement agreed upon by the Company in the ordinary course of business, by the Company or such Company Subsidiary on identical terms and conditions immediately subsequent to the Closing except for such changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has taken all reasonable and necessary actions to maintain and protect its Intellectual Property except for those actions, which the failure to take, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.9 Material Contracts.

                  (a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is, nor, to the Company's knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts (as hereinafter defined) to which it is a party, except for such defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default other than such events which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and general principles of equity except where the failure to be in full force and effect or enforceable individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all (i) credit agreements, indentures, and other agreements related to any indebtedness for borrowed money in excess of $500,000 of the Company or any Company Subsidiary, (ii) material joint venture or other similar agreements to which the Company or any Company Subsidiary is a party,
         (iii) lease agreements to which the Company or any Company Subsidiary is a party with annual lease payments in excess of $250,000, (iv) agreements under which the Company or any Company Subsidiary has advanced or loaned any other person any material amount, (v) guaranties of any obligations in excess of $500,000 (other than a guarantee by the Company of a Company Subsidiary's debts or a guarantee by a Company Subsidiary of the Company's debts or another Company Subsidiary's debts), (vi) agreements or groups of related agreements with the same party or group of parties the performance of which involves annual consideration in excess of $500,000 which are not cancelable by the Company on 90-days' or less notice without premium or penalty, (vii) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights), (viii) material agreements purporting to restrict or prohibit the Company or any Company Subsidiary from engaging or competing in any business or engaging or competing in any business in any geographic area, (ix) all employment, consulting, severance, termination or indemnification agreements between the Company or any Company Subsidiary and any director or officer of the Company or any Company Subsidiary or any other employee earning noncontingent cash compensation in excess of $200,000 per year, and (x) all other contracts which are material to the Company and the Company Subsidiaries taken as a whole (collectively, the "Material Contracts"). The Company has made available to Newco a correct and complete copy of each agreement listed in Section 3.9(b) of the Company Disclosure Schedule.

                  (c) Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated or if any such consents were not obtained, would not have a Company Material Adverse Effect.

         Section 3.10 Environmental Matters. Except as set forth in Sections
3.10 or 3.17 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has violated, or has any liability under, any environmental, safety or similar law or regulation applicable to its business or property relating to the protection of human health and safety, the environment or hazardous or toxic substances or waste, pollutants or contaminants ("Environmental Law"), lacks any permits, licenses or other approvals required of them under applicable Environmental Law or is violating any term or condition of any such permit, license or approval. Except as set forth in Section 3.10 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice or report regarding any violation of, or any liability under, any Environmental Law, with respect to their operations, properties or facilities. The Company and the Company Subsidiaries have made available to Newco all material environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither the Company nor any of the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or released any substance, or owned or operated its business or any property or facility (and no such property or facility is, to the knowledge of the Company, currently contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to any Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has arranged for the disposal or treatment or for the transportation for disposal or treatment, of any substance at any off-site location where such arrangement has had or would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.11 Benefit Plans.

                  (a) Except as disclosed in the Current SEC Reports or in Sections 3.9(b) or 3.11 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, severance or termination agreement, arrangement or understanding between the Company or any Company Subsidiary and any employee, officer or director of the Company or any Company Subsidiary earning noncontingent cash compensation in excess of $200,000 per year.

                  (b) Section 3.11 of the Company Disclosure Schedule contains a list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension

         Plans"), (ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of the Company Subsidiaries (collectively, the "Benefit Plans"). The Company has delivered or made available to Newco correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

                  (c) Except as disclosed in the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pensions Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked. To the knowledge of the Company as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

                  (d) Except as disclosed in Section 3.11 of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries has ever maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of any action or event, that could reasonably be expected to cause any one of them to incur any liability
         (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan, which, in the case of clauses (i), (ii) or (iii), would result in a Company Material Adverse Effect.

                  (e) None of the Company or any of the Company Subsidiaries has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and

         Section 4975 of the Code) or any breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of the Company Subsidiaries to (x) any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (y) any liability under Section 502(i) or Section 502(l) of ERISA except in each case as to (y) as would not, individually or in the aggregate, result in a Company Material Adverse Effect. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

                  (f) Except as disclosed in the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA ("COBRA").

                  (g) For purposes of this Section 3.11, the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under
         Section 414(b), (c), (m) or (o) of the Code.

                  (h) Each Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable Laws in all material respects, including (to the extent applicable) Code Section 4980B. Further, there has been no failure to comply with applicable ERISA or other requirements concerning the filing of reports, documents, and notices with the Secretary of Labor and Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject the Company, any Benefit Plan or any Company ERISA Affiliate to any material civil or any criminal sanction.

                  (i) The Company and each Company ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and applicable Law or required to be paid as expenses under such Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Benefit Plan. The assets of all Benefit Plans which are required under applicable Laws to be held in trust are in fact held in trust, and, except as disclosed in the Company Disclosure Schedule, the assets of each such Benefit Plan equal or exceed the liabilities of each such Benefit Plan. The liabilities of each Benefit Plan are properly and accurately reported on the financial statements and records of the Company. The assets of each Benefit Plan are reported at their fair market value on the books and records of each such Benefit Plan.

         Section 3.12 Tax Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

                  (a) Except where the failure to do so has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
         (i) the Company and each of the Company Subsidiaries has filed all federal income Tax Returns and all other Tax Returns required to be filed by it prior to the date hereof, and each such Tax Return has been prepared in compliance with all applicable Laws and is true and correct in all material respects; (ii) the Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries' behalf) all Taxes shown as due on such returns and all other Taxes due and payable prior to the date hereof except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles, and the most recent financial statements contained in the Current SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and
         (iii) neither the Company nor any Company Subsidiary has incurred any liability for Taxes subsequent to the date of such most recent financial statement other than in the ordinary course of such Company's or Company Subsidiary's business.

                  (b) Except as would not have a Company Material Adverse
         Effect: (i) no Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles; (iii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or the Company Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction.

                  (c) There is no contract or arrangement, plan or agreement by or with the Company or any Company Subsidiary covering any person that, individually or collectively, would give rise to the payment of any amount by the Company or a Company Subsidiary that would not be deductible by the Company or such Company Subsidiary by reason of
         Section 280G of the Code with respect to the Transactions.

                  (d) Each of the Company and the Company Subsidiaries has made available to Newco true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Company Subsidiaries that have been filed by any of the Company or the Company Subsidiaries for the taxable years ending December 31, 1996, 1997, 1998 and, if filed at the time of execution of this Agreement, 1999.

                  (e) None of the Company or the Company Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) is a party to or bound by any Tax allocation or Tax sharing agreement with any person other than the Company and the Company Subsidiaries, or (C) has any liability for the Taxes of any person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

                  (f) As used in this Section 3.12, the terms (i) "Tax" (and, with correlative meaning, "Taxes") means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (B) any liability of the Company or any Company Subsidiary for the payment of amounts with respect to payments of a type described in clause (A) as a result of any obligation of the Company or any Company Subsidiary under any tax sharing agreement or tax indemnity agreement; and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax.

         Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of stockholders of the Company, that challenges or otherwise seeks damages with respect to the Transactions shall not in and of itself be deemed to have such effect). Neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

         Section 3.14 Opinion of Financial Advisor. The Special Committee has received the opinion of Lazard Fre'res & Co. LLC on or prior to the date of this Agreement to the effect that the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the

Company's stockholders other than the Rollover Stockholders from a financial point of view and the Company has delivered a copy of such opinion to Newco.

         Section 3.15 Brokers. No broker, finder or investment banker (other than Lazard Fre'res & Co. LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. Prior to the execution hereof, the Company has made available to Newco a complete and correct copy of all agreements between the Company and Lazard Fre'res & Co. LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

         Section 3.16 Properties and Assets. The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1999 or acquired thereafter, free and clear of any Liens, except (i) as set forth in the Current SEC Reports or Section 3.16 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any Company Subsidiary and (iv) Liens which would not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any material real property. The real property listed in Section 3.16 of the Company Disclosure Schedule constitutes all of the material real property used or occupied by the Company or any Company Subsidiary as of the date hereof.

         Section 3.17 Compliance with Laws in General. Except as set forth in Sections 3.10 or 3.17 of the Company Disclosure Schedule, (i) the Company has not received any notices of, nor to its knowledge have there been any, violations by the Company or any Company Subsidiary of any Law relating to its business and operations that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and (ii) the Company and the Company Subsidiaries possess all permits, licenses, certifications, and other governmental or regulatory authorizations and approvals necessary to enable the Company and the Company Subsidiaries to carry on their businesses as presently conducted, except for such failure to possess such permits, licenses, certifications and other governmental authorizations and approvals which would not be reasonably expected to have a Company Material Adverse Effect.

         Section 3.18 Labor Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries,
(ii) neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association in each case applicable to employees of the Company or any of the Company Subsidiaries, and (iii) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor organization and, to the knowledge of the Company, there are not any union organizing activities with respect to the Company or the Company Subsidiaries, except in each case where the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

         Section 3.19 Required Company Vote. The approval of this Agreement at the Stockholders Meeting (as defined below) by holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Stockholders Meeting is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the Merger.

         Section 3.20 State Takeover Laws. Based on information provided by Newco to the Company on or prior to the date hereof, the Company has taken such actions as it reasonably determined necessary for the consummation of the Transactions under Section 203 of the DGCL and to permit Newco, Paul W. Jones, John L. Workman, Roger B. Farley, David R. Ford, Thomas A. Scrimo, J. Michael Kirk, Gillian V.N. Derbyshire, Ricardo Poma, Francisco A. Soler, Salcorp Ltd., Katsura, S.A. Barcel Corporation, Scarsdale Company N.V., Inc., Windsor International Corporation, Atlas World Carriers S.A., The World Financial Corporation S.A., Citigroup Inc., Salomon Smith Barney Inc., Berkshire Partners LLC, Bank of America, N.A., other lenders which participate with any or all of the foregoing persons in the Transactions, and their respective spouses, associates, affiliates and subsidiaries (collectively, the "Exempted Persons"), or any combination thereof, to become "interested stockholders" (within the meaning of Section 203 of the DGCL), in connection with developing agreements, arrangements or understandings among themselves relating to the participation or all or any of them in the Transactions and by taking any and all actions relating to the consummation of, and by consummating, the Transactions.

         Section 3.21 Rights Agreement. The Board has amended the Amended and Restated Rights Agreement dated as of October 19, 1995 between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement") in a manner sufficient so that the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions will not cause (i) any of the Exempted Persons, or any combination of them, to constitute an Acquiring Person (as defined in the Rights Agreement) or to be a Beneficial Owner of or to beneficially own (as such terms are defined in the Rights Plan) 15% or more of the outstanding Company Shares (subject to certain limitations set forth in Amendment No. 1 to Rights Agreement dated the date hereof), (ii) a Distribution Date (as defined in the Rights Agreement) to occur or (iii) the preferred share purchase rights (the "Rights") issued pursuant to the Rights Plan to become exercisable.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

         Newco hereby represents and warrants to the Company that:

         Section 4.1 Organization and Qualification; Subsidiaries. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Newco Material Adverse Effect (as defined below). Newco is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Newco Material Adverse Effect. The term "Newco Material Adverse Effect" means, for all purposes of this Agreement, any effect, circumstance or change that would be reasonably expected to prevent or materially delay the consummation of the Transactions or otherwise prevent Newco from performing its obligations under this Agreement. Newco has no subsidiaries.

         Section 4.2 Charter Documents and Bylaws. Newco heretofore has provided the Company a complete and correct copy of its certificate of incorporation and its bylaws. The certificate of incorporation and bylaws of Newco so provided are in full force and effect. Newco is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         Section 4.3 Authority Relative to this Agreement.

                  (a) Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Newco and the consummation by Newco of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part Newco (including on the part of the stockholders of Newco) are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate documents for the Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

                  (b) The Board of Directors and stockholders of Newco have approved and adopted this Agreement and the Transactions in accordance with the DGCL and Newco's certificate of incorporation and bylaws.

         Section 4.4 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Newco does not, and the performance of this Agreement by Newco and the consummation by Newco of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Newco, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any Law applicable to Newco or by which any asset of Newco is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under or result in the creation of a Lien on any asset of Newco pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement, or other instrument or obligation to which Newco is a party or by which any asset of Newco is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have a Newco Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Newco does not, and the performance of this Agreement by Newco and the consummation by Newco of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the New York Stock Exchange, the pre merger notification requirements of the HSR Act, the European Community Merger Control Regulation or any other applicable foreign antitrust, competition or foreign investment Laws, and the filing and recordation of appropriate merger documents as required by the DGCL and
         (ii) other consents, approvals, authorizations, permits, filings or notifications where the failure to obtain all such consents, approvals, authorizations or permits, and to make all such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Newco from performing its obligations under this Agreement.

         Section 4.5 Ownership of Newco; No Prior Activities. Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Newco (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Transactions and except, in the case of (ii), as set forth on Schedule 4.5(ii) hereto. No Company Shares are held by Newco or any subsidiary of Newco. As of the date hereof, the capital stock of Newco, including options, warrants and other rights to acquire capital stock, is beneficially owned as follows: Berkshire - 2,000 shares of Newco Common Stock, Paul W. Jones - 700 shares of Newco Common Stock, and John L. Workman - 300 shares of Newco Common Stock.

         Section 4.6 Litigation. There is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of Newco, threatened against Newco, at law or in equity, that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the Transactions (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of stockholders of the Company, that challenges or otherwise seeks damages with respect to the Transactions shall not in and of itself be deemed to have such effect). Newco is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Newco Material Adverse Effect.

         Section 4.7 Financing. Newco has provided the Company with commitment letters from Salomon Smith Barney Inc., Citicorp North America, Inc., Banc of America Bridge LLC, Bank of America, N.A. and Banc of America Securities LLC and their respective affiliates, dated as of June 1, 2000 and June 1, 2000, respectively (the "Debt Commitment Letters"), and the Berkshire Commitment Letter (collectively, the "Commitment Letters" and the financing to be provided thereunder, the "Financing"). The obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters. Newco is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that causes the Commitment Letters to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letters. The Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letters is sufficient to fund all amounts required to be paid in connection with the consummation of the Transactions, including the Merger Consideration and the Option Consideration as provided in
Section 2.4. Newco believes that, upon the consummation of the Transactions, including the Financing, (i) the Surviving Corporation will not be insolvent,
(ii) the Surviving Corporation will not be left with unreasonably small capital,
(iii) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of the Surviving Corporation will not be impaired.

         Section 4.8 Management Arrangements. Newco has provided the Company with true and correct copies of written term sheets relating to the participation of certain members of Company's management in the transactions contemplated by this Agreement.

         Section 4.9 Capitalization. As of the date hereof, the authorized capital stock of Newco consists of 5,000 shares of Newco Common Stock. As of the date hereof, 3,000 shares of Newco Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights, and no shares of common stock were held in treasury.

         Section 4.10 Brokers. No broker, finder or investment banker (other than Salomon Smith Barney Inc. and Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Berkshire or Newco.

         Section 4.11 No Registration. No registration is required under any federal or state securities laws in connection with the offer, sale or issuance of shares of Newco stock pursuant to the Merger and the Transactions.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (unless Newco shall otherwise agree in writing and except as otherwise expressly contemplated or permitted by this Agreement or the Company Disclosure Schedule):

                  (a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, employees and business associates;

                  (b) the Company shall not (i) sell, transfer or pledge or agree to sell, transfer or pledge any stock owned by it in any of the Company Subsidiaries (except for the pledge of such stock for collateral purposes in connection with its bank working capital facility); (ii) except as expressly contemplated by this Agreement, amend, or permit the amendment of, its restated certificate of incorporation or bylaws or the similar organizational documents of any of the Company Subsidiaries; (iii) split, combine or reclassify the outstanding Company Shares; or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to the Company Shares or any other capital stock of the Company;

                  (c) neither the Company nor any of the Company Subsidiaries shall (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or debt or equity securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of any class of the Company or the Company Subsidiaries other than Company Shares issuable pursuant to the agreements or arrangements described in Section 3.3(a) of the Company Disclosure Schedule and Options issued under the Option Plans in the ordinary course of business (but in no event shall all such Options granted after the date hereof represent the right to purchase more than 50,000 shares of Common Stock (subject to adjustment for events of the type described in Section 2.9) and in no event shall any Options granted after the date hereof have an exercise price per share of Common Stock less than the fair market value of a share of Common Stock as of the grant date) or (ii) repurchase, redeem or otherwise acquire, or permit any Company

         Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any Company Subsidiary (including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any Company Subsidiary);

                  (d) neither the Company nor any of the Company Subsidiaries shall (i) except in the ordinary course of business and consistent with past practice, grant or agree to any increase in the compensation of any director, officer or employee earning in excess of $200,000 in cash, noncontingent compensation per year, except for increases contemplated by or required under employment agreements listed in
         Section 3.7 of the Company Disclosure Schedule and bonuses payable in the ordinary course under the Company's existing annual bonus plan,
         (ii) enter into any new or materially amend any existing employment, severance or termination agreement with any such director, officer or employee or (iii) except as may be required to comply with applicable Law, become obligated under any Benefit Plan that was not in existence on the date hereof or amend or modify any Benefit Plan in existence on the date hereof to materially enhance the benefits thereunder;

                  (e) the Company shall not, and shall not permit any of the Company Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, or purchasing all, substantially all, or any material portion of, the assets or capital stock or other equity interest of, any material business;

                  (f) the Company shall not, and shall not permit any of the Company Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary course of business, other than (i) assets with an aggregate book value not in excess of $500,000 or (ii) pursuant to existing contracts or commitments described in Section 5.1(f) of the Company Disclosure Schedule;

                  (g) except as contemplated by the Debt Commitment Letters, the Company shall not, and shall not permit any of the Company Subsidiaries to, incur or enter into any agreement to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, except (i) in the ordinary course of business consistent with past practice, provided that such borrowings are made under the Company's existing credit agreements in an aggregate amount not to exceed the amounts currently authorized under those agreements (other than borrowings to finance any obligations of the Company hereunder) at any time outstanding, (ii) any indebtedness for borrowed money or guarantees of indebtedness for borrowed money acquired in any acquisition permitted hereunder or (iii) subject to the limitations set forth in clause (i) above, any continuation, extension, refinancing, renewal or replacement of any existing indebtedness or guarantee or any indebtedness or guarantee permitted by this Section 5.1(g);

                  (h) the Company shall not, and shall not permit any of the Company Subsidiaries to, make any loans or advances to, guarantees for the benefit of, or investments in, any person (other than the Company or an existing Company Subsidiary or an entity which becomes, after the date hereof, a subsidiary of the Company) except in the ordinary course of business consistent with past practice;

                  (i) neither the Company nor any of the Company Subsidiaries shall merge or consolidate with any person except for the Merger and except for any merger between or among (x) two or more Company Subsidiaries or (y) any Company Subsidiary or Subsidiaries and the Company, provided that the Company is the surviving corporation in any such merger;

                  (j) neither the Company nor any Company Subsidiary shall liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

                  (k) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any Material Contract or agreement (i) outside of the ordinary course of business and consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (ii) restricting in any material respect the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole;

                  (l) the Company shall not, and shall not permit any of the Company Subsidiaries to, make any capital expenditures (other than pursuant to commitments prior to the date hereof and set forth on
         Section 5.1(l) of the Company Disclosure Schedule) in excess of $2,500,000 (other than an acquisition permitted in accordance herewith and other than expenditures in accordance with the Company's Year 2000 Capital Plan dated February 10, 2000, a copy of which has been previously provided to Newco);

                  (m) the Company and the Company Subsidiaries shall comply in all material respects with their respective obligations under the Material Contracts as such obligations become due and with their respective obligations under applicable Law;

                  (n) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any material agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements which are (i) solely between the Company and any one or more Company Subsidiaries, (ii) solely between Company Subsidiaries,
         (iii) permitted by Section 5.1(d) or (iv) contemplated by this Agreement or the Transactions;

                  (o) the Company and the Company Subsidiaries shall use their reasonable best efforts to continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are consistent with past practice;

                  (p) except as may be required as a result of a change in Law or in generally accepted accounting principles, neither the Company nor any Company Subsidiary shall make any material change in any of the accounting principles or practices used by it;

                  (q) the Company shall not, and shall not permit any of the Company Subsidiaries to, settle any litigation for amounts in excess of $250,000 individually or $1,000,000 in the aggregate;

                  (r) neither the Company nor any Company Subsidiary shall make any material tax election other than those tax elections as are consistent with past practice; and

                  (s) neither the Company nor any of the Company Subsidiaries will enter into any agreement to do any of the foregoing.

         Section 5.2 Meeting of the Stockholders.

                  (a) So long as the Special Committee or the Board shall not have withdrawn, modified or changed its recommendation in accordance with the provisions of the next succeeding sentence, the Company will take all action reasonably necessary in accordance with applicable Law and its restated certificate of incorporation and bylaws to convene a special meeting of its stockholders to consider and vote upon the approval of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions (the "Stockholders Meeting") as promptly as practicable following the execution and delivery of this Agreement. The Special Committee and the Board shall recommend such approval and shall use their reasonable best efforts to solicit such approval; provided, however, that the Special Committee or the Board may at any time prior to stockholder approval of the Merger decline to make, withdraw, modify or change any such recommendations to the extent that the Special Committee or the Board determines in good faith, after consultation with its independent legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with the Special Committee's or the Board's fiduciary duties to the Company's stockholders (other than the Rollover Stockholders) under applicable Law (which declinations, withdrawal, modification or change shall not constitute a breach by the Company of this Agreement).

                  (b) As soon as reasonably practicable after the date of this Agreement and in connection with the Stockholders Meeting, the Company shall file with the SEC a proxy statement (the "Proxy Statement") and form of proxy relating to the Merger and the other Transactions, which shall comply as to form with all applicable Laws. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's stockholders at the earliest practicable date. Newco shall cooperate in the preparation of the Proxy Statement and shall as soon as practicable following the date hereof furnish the Company with all information for inclusion in the Proxy Statement as shall be reasonably requested by the Company. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement or a Statement on
         Schedule 13E-3 ("Schedule 13E-3"), and Newco agrees, as to information with respect to Newco, its officers, directors, stockholders, subsidiaries and financing contained in the Proxy Statement or a
         Schedule 13E-3, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Newco and its counsel shall be given an opportunity to review the Proxy Statement and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Newco (which shall not be unreasonably withheld or delayed). The Company will advise Newco, promptly after it receives notice thereof, of the time when the Proxy Statement and Schedule 13E-3 have been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or the Schedule 13E-3 or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information. The Company, on the one hand, and Newco, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement or Schedule 13E-3, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement and the Schedule 13E-3 as so corrected to be filed with the SEC and to use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company's stockholders, in each case, as and to the extent required by applicable Laws. The Company shall cooperate in the preparation, signing (to the extent required) and filing of a Schedule 13E-3 and shall as soon as practicable following the date hereof furnish Newco with all information for inclusion in the Schedule 13E-3 as shall be reasonably requested by Newco. Notwithstanding the foregoing, the Company shall not be required to take any of the actions provided for under this Section 5.2(b) if the Special Committee or the Board determines in good faith, after consultation with its independent legal counsel, that making its recommendation (as contemplated by Section 5.2(a)) or the failure to so withdraw, modify or change such recommendation would be inconsistent with the Special Committee's or the Board's fiduciary duties to the Company's stockholders (other than the Rollover Stockholders) under applicable Law.

         Section 5.3 Filings; Other Action. Subject to the terms and conditions of this Agreement, the Company and Newco shall: (a) if required by applicable Law, promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the European Community Merger Regulation (or any other applicable foreign antitrust, competition or foreign investment Laws) with respect to the Merger and the other Transactions; and (b) use their reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions, as soon as practicable.

         Section 5.4 Access. Subject to restrictions contained in confidentiality agreements to which the Company is subject and upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford the officers, counsel, accountants, investors, financing sources and other authorized representatives ("Representatives") of Newco reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts and records and appropriate individuals as it may reasonably request (including employees, attorneys, accountants and other professionals), and during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Newco such information concerning its business, properties and personnel as Newco may reasonably request. Newco will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the Transactions. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated June 1, 2000, between the Company and Newco (the "Confidentiality Agreement") shall apply to all information furnished thereunder or hereunder.

         Section 5.5 Notification of Certain Matters. The Company shall give prompt written notice to Newco, and Newco shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or Newco, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

         Section 5.6 Publicity. Except as otherwise required by Law, the Company and Newco shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Transactions and in making any filings with any federal or state governmental or regulatory agency or with NYSE or any national securities exchange with respect thereto.

         Section 5.7 Indemnification.

                  (a) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries (the "Indemnified Parties"), against all losses, expenses, claims, damages, liabilities and amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director or officer of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

                  (b) The Surviving Corporation shall cause to be maintained in effect for not less than six years after the Effective Time directors' and officers' liability insurance and fiduciary liability insurance ("D&O Insurance") covering the Indemnified Parties with respect to matters occurring at or prior to the Effective Time that is no less favorable to the Indemnified Parties than the Company's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement, provided that (i) if the existing D&O Insurance expires, is terminated or canceled during such six year period, the Surviving Corporation will obtain D&O Insurance in an amount and scope that is no less favorable to the Indemnified Parties than the existing D&O Insurance; provided, however, that the Surviving Corporation will not be obligated to incur an annual premium in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium") in order to obtain D&O Insurance in such amount and scope and
         (ii) if D&O Insurance in an amount and scope that is no less favorable to the Indemnified Parties than the existing D&O Insurance is not available for an annual premium that is not in excess of 200% of the Current Premium or if the annual premium for D&O Insurance is increased to an amount in excess of 200% of the Current Premium, in each case during such six year period, the Surviving Corporation will obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for an annual premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 5.7(b) shall be deemed to have been satisfied if prepaid policies shall have been obtained by the Company prior to Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including the Transactions. If such prepaid policies shall have been obtained by the Company prior to the Closing, then the Surviving Corporation shall continue to honor the Company's obligations thereunder and use its reasonable best efforts to maintain such policies in full force and effect.

                  (c) Subject to applicable Law, the existing certificate of incorporation and bylaws of the Company shall not be amended, including by operation of Sections 1.5 and 1.6, in a manner which adversely affects the rights of the Indemnified Parties under any provisions regarding indemnification or exculpation from liability therein or under this Section 5.7. All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring at or prior to the Effective Time (including the Transactions) shall survive the Merger and continue in full force and effect.

                  (d) This Section 5.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

                  (e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

         Section 5.8 Employee Benefit Plans. Subject to Section 2.2 and except as provided in Section 4.8, at least until the first anniversary of the Effective Time, the Surviving Corporation (and any successor thereto) shall honor, without modification, all employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any Company Subsidiaries and any current or former employee, officer or director of the Company or any Company Subsidiaries as set forth in the Current SEC Reports or in the Company Disclosure Schedule in effect on the Effective Time except as may be otherwise mutually agreed by the Surviving Corporation and a current or former employee, officer or director covered by such an agreement. The Surviving Corporation and its successors shall pay or provide all benefits vested as of the Effective Time under any Benefit Plan in accordance with the terms of such plan. Nothing in this Section 5.8 shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with
(a) applicable laws and (b) the agreements, arrangements and understandings described in the first sentence of this Section 5.8.

         Section 5.9 No Solicitation of Transactions.

                  (a) The Company will immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Company shall not, directly or indirectly, through any officer, director, employee, attorney, financial advisor, accountant or other representative, agent, affiliate or any of its subsidiaries or otherwise, (i) solicit, initiate, continue or encourage any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets (other than in the ordinary course of business), sale of a significant portion of the shares of capital stock (including by way of a tender offer), reorganization, recapitalization, reclassification, extraordinary joint venture or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, proposals or offers being referred to in this Agreement as an "Acquisition Proposal"), (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in this Section
         5.9 shall prevent the Company from (A) furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if (1) the Special Committee determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal is reasonably likely to, if consummated, result in a transaction more favorable to the Company's stockholders (other than the Rollover Stockholders) from a financial point of view than the transactions contemplated by this Agreement, and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. If the Special Committee determines in good faith that any Acquisition Proposal constitutes a Superior Proposal (as defined below), the Company shall promptly give written notice to Newco, specifying the parties to and the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal"). The Special Committee may (subject to the following sentences of this subsection and compliance with Section 7.4(b) and Section 8.1(b), recommend any such Superior Proposal, recommend the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or cause the Company to exercise its rights under Section 7.4(b), in each case at any time after the second business day following delivery to Newco of the Notice of Superior Proposal. The Special Committee may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Newco prior to the expiration of the two business day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal that the Special Committee determines, in its good faith reasonable judgment, after consultation with its independent financial advisors, to be made by a person with the financial ability to consummate such proposal and would, if consummated, result in transaction more favorable to the Company's stockholders (other than the Rollover Stockholders) from a financial point of view than the Transactions or any transactions otherwise proposed by Newco as contemplated above.

                  (b) The Company shall notify Newco immediately (and in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms (including price) and conditions of such Acquisition Proposal.

                  (c) The Company and the Board shall not (i) redeem the Rights or (ii) waive or amend any provision of the Rights Agreement, in any case to permit or facilitate the consummation of any Acquisition Proposal, unless this Agreement has been terminated in accordance with the terms and conditions set forth herein.

         Section 5.10 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than any involving Berkshire (or its affiliates) or Newco). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction. Notwithstanding the foregoing, if specifically requested by an entity or group, the Special Committee may waive the provisions of any standstill agreement to the extent necessary to permit such entity or group to submit an Acquisition Proposal that the Special Committee believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal provided that no such waiver shall occur unless the Special Committee has determined, after consultation with its independent legal counsel, that the failure to waive such provisions would be inconsistent with the Special Committee's fiduciary duties to the Company's stockholders (other than the Rollover Stockholders) under applicable Law.

         Section 5.11 Consents. The Company and Newco shall use their reasonable best efforts to obtain promptly all consents, waivers, approvals, authorizations and permits of, and to make promptly all registrations and filings with and notifications to, any Governmental Authority or other third party necessary for the consummation of the Transactions.

         Section 5.12 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions reasonably necessary to delist the Common Stock from the NYSE and to terminate registration of the Common Stock under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

         Section 5.13 Actions Respecting Commitment Letters; Financing, Notification.

                  (a) Newco and its affiliates shall perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters and shall not amend, terminate or waive any provisions under such Commitment Letters if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the Transactions.

                  (b) Newco shall use its reasonable best efforts to obtain the financing on the terms set forth in the Debt Commitment Letters; provided, however, that Newco shall be entitled to obtain, in its sole discretion, substitute debt financing with other nationally recognized financial institutions ("Substitute Debt Financing"), provided that such Substitute Debt Financing does not materially delay the consummation of the Transactions.

                  (c) Newco shall provide prompt written notice to the Company of (i) Berkshire's refusal or intended refusal to provide the financing described in the Berkshire Commitment Letter and (ii) following its receipt of notification by a potential lender under a Debt Commitment Letter or in connection with any Substitute Debt Financing, its refusal or intended refusal to provide the financing described in the applicable Debt Commitment Letter and, in each case, the stated reasons therefor. In any such event, Newco shall use its reasonable best efforts to find substitute financing for such financing as promptly as practicable, it being understood that in no event shall Berkshire have any obligation to increase the amount of its equity investment as provided for in the Berkshire Commitment Letter.

         Section 5.14 Financial Statements. During the period prior to the Effective Time, the Company shall provide to Newco consolidated monthly financial statements within 45 calendar days following the end of each fiscal month. Further, the Company shall provide, and shall cause the Company Subsidiaries and Company Representatives to provide, at Newco's cost, all reasonable cooperation in connection with the arrangement of the Financing including (a) promptly providing to Newco's financing sources all material financial information in their possession with respect to the Company and the Transactions reasonably requested by Newco, including information and projections prepared by the Company relating to the Company and the Transactions, (b) causing the Company's senior officers and other Company Representatives to be reasonably available to Newco's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, potential lenders and other investors, and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Newco's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Nothing herein shall imply that the completion of any such syndication, securities offerings or other financing is a condition to the obligation of Newco to consummate the Merger.

         Section 5.15 State Takeover Laws. The Company shall, upon the request of Newco, take all reasonable steps to assist in any challenges by Newco to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

         Section 5.16 Senior Subordinated Notes. At or prior to the Effective Time, the Company and Newco will take all such actions as may be necessary to
(i) repurchase some or all of the Company's outstanding 10-1/8% Senior Subordinated Notes (the "Notes"), (ii) obtain the consent of at least a majority of the principal amount of the Notes outstanding to a supplemental indenture to the Indenture, dated as of October 17, 1996 (the "Indenture"), between the Company, as issuer, United States Can Company, as guarantor and Harris Trust and Savings Bank, as trustee relating to the Notes that would permit the Transactions, including the Financing, to be effected without resulting in any breach or default under the Indenture or the Notes and (iii) execute such supplemental indenture, in each such case, on terms and conditions reasonably acceptable to Newco. Notwithstanding the foregoing, in no event shall the Company be required to take any action that could obligate the Company to repurchase any Notes or incur any additional obligation to the holders of the Notes prior to the Closing.

                                   ARTICLE VI
                                   CONDITIONS

         Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company and Newco to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL, the Company's restated certificate of incorporation and its bylaws.

                  (b) Competition Laws. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Any approvals or authorizations required under the European Community Merger Regulation shall have been obtained.

                  (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, "Order"), that is then in effect and has the effect of prohibiting the consummation of the Merger or otherwise imposing material limitations on the ability of the Surviving Corporation or the Company Subsidiaries effectively to hold and continue the business of the Company and the Company Subsidiaries in all material respects after the Effective Time; provided, that the party invoking this condition shall use its reasonable best efforts to have such Order repealed or removed.

                  (d) Financing. The Company shall have received or shall be concurrently receiving the debt financing proceeds described in the Debt Commitment Letters or, if applicable, an equal amount of proceeds from any Substitute Debt Financing, unless the cause of such non-receipt is a breach by Newco of any covenant under this Agreement.

         Section 6.2 Conditions to the Obligations of Newco. The obligations of Newco to consummate the Merger are subject to the satisfaction of the following additional conditions, unless waived by Newco in writing:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for
         (i) changes specifically contemplated by this Agreement and
         (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where the failure of such representation and warranty to be so true and correct would not have a Company

         Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions and the representations and warranties set forth in Section 3.3, Section 3.20 and Section 3.21, which in each such case shall be true and correct in all material respects) and except, with respect to any representation or warranty made by the Company in this Agreement, to the extent (but only to such extent) that Newco, Berkshire, Paul W. Jones, John L. Workman, Roger B. Farley or David R. Ford had actual knowledge as of the date of this Agreement of any such breach by the Company of, or any such inaccuracy in, such representation or warranty of the Company.

                  (b) Covenants and Agreements. The Company shall have performed all obligations and complied with all agreements and covenants of the Company to be performed or complied with by it under this Agreement prior to the Effective Time in each case in all material respects.

                  (c) Consents. The Company shall have obtained all (i) consents and approvals from Governmental Authorities necessary or required for the consummation of the Transactions the absence of which would have a Company Material Adverse Effect or would prohibit the consummation of the Transactions, and (ii) the consents and approvals from the third parties identified on Schedule 6.2(c) attached hereto, all on terms and conditions reasonably satisfactory to Newco.

                  (d) Officers' Certificate. At the Closing, the Company shall have delivered a certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer, stating that the conditions to Closing set forth in Sections 6.2(a) and (b) above have been satisfied.

                  (e) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the restated certificate of incorporation and the bylaws of the Company and (iii) the tabulation of the stockholder vote taken at the Stockholders Meeting.

                  (f) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company pursuant to which each such director resigns from his position as a director of the Company and makes such resignation effective at or prior to the Effective Time.

         Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions, unless waived by the Company, acting under the direction of the Special Committee, in writing:

                  (a) Representations and Warranties. The representations and warranties of Newco set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct would not reasonably be expected to have a Newco Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions, which in each such case shall be true and correct in all material respects).

                  (b) Covenants and Agreements. Newco shall have performed all obligations and complied with all agreements and covenants of Newco to be performed or complied with by it under this Agreement prior to the Effective Time in each case in all material respects.

                  (c) Officers' Certificate. At the Closing, Newco shall have delivered a certificate, duly executed by Newco's President and Treasurer, stating that the conditions to Closing set forth in Sections 6.3(a) and (b) above have been satisfied.

                  (d) Certified Copies. At the Closing, Newco shall deliver certified copies of (i) the resolutions duly adopted by Newco's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the resolutions duly adopted by Newco's stockholders approving this Agreement and the Transactions, and
         (iii) the certificate of incorporation and the bylaws of Newco.

                  (e) Solvency Opinion. The Board shall have received written advice, reasonably satisfactory to the Board, from an independent advisor confirming the belief of Newco set forth in the last sentence of Section 4.7.

                  (f) Change in Control Waivers. Each of Paul W. Jones and John
         L. Workman, and at least three of Roger B. Farley, David R. Ford, Thomas A. Scrimo, J. Michael Kirk and Gillian V.N. Derbyshire shall have entered into agreements with the Company that acknowledge that the consummation of the Transactions will not give rise to a right by him or her to receive any change in control severance payments from the Company, the Surviving Corporation or any Company Subsidiary under agreements existing as of the date of this Agreement between him or her, on the one hand, and the Company or any Company Subsidiary, on the other hand.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock referred to in Section 6.1(a), by the mutual consent of the Company, acting under the direction of the Special Committee, and Newco.

         Section 7.2 Termination by Either Newco or the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by the Company, acting under the direction of the Special Committee, or by Newco if (a) before or after the approval by holders of Common Stock referred to in Section 6.1(a), the Merger shall not have been consummated on or before November 30, 2000, (b) before or after the approval by holders of Common Stock referred to in Section 6.1(a), there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Merger, or (c) if the Stockholders Meeting shall have been held and completed and the approval by the holders of Common Stock referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section
7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

         Section 7.3 Termination by Newco. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after approval by the holders of Common Stock referred to in Section 6.1(a), by Newco if:

                  (a) prior to the Effective Time there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in Section 6.1 or 6.2 would not be satisfied and such breach is not cured within thirty days after Newco's written notification to the Company of the occurrence of such breach and is incapable of being cured prior to November 30, 2000; or

                  (b) (i) the Special Committee or the Board withdraws, modifies or changes its approval or recommendation of this Agreement or the Transactions in a manner adverse to Newco or (ii) the Special Committee shall have recommended to the Board or the Company's stockholders an Acquisition Proposal other than the Merger or (iii) the Special Committee or the Board fails to reconfirm its recommendation of this Agreement to the Company's stockholders within ten days after a reasonable written request by Newco to do so or (iv) the Special Committee or the Board resolves to do any of the foregoing.

         Section 7.4 Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock referred to in Section 6.1(a), by the Company, acting under the direction of the Special Committee, if:

                  (a) prior to the Effective Time there has been a breach of any representation, warranty, covenant or agreement on the part of Newco set forth in this Agreement such that any of the conditions set forth in Section 6.1 or 6.3 would not be satisfied and such breach is not cured within thirty days after the Company's written notification to Newco of the occurrence of such breach and is incapable of being cured prior to November 30, 2000; or

                  (b) prior to stockholder approval of the Merger referred to in
         Section 6.1(a), and no earlier than two (2) business days after the receipt by Newco of a Notice of Superior Proposal, if the Company has complied with Section 5.9(a) and the Superior Proposal described in such Notice of Superior Proposal continues to be a Superior Proposal in light of any transaction proposed by Newco prior to the end of the second business day after the receipt by Newco of such Notice of Superior Proposal.

         Section 7.5 Effect of Termination. Except as set forth in Section 8.1, in the event of termination of this Agreement pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve the Company or Newco from liability for any willful breach of this Agreement.

                                  ARTICLE VIII
                             MISCELLANEOUS; GENERAL

         Section 8.1 Payment of Expenses.

                  (a) Except as otherwise set forth in this Section 8.1, whether or not the Merger shall be consummated, each party hereto shall pay its own Expenses; provided that, effective as of the Effective Time, the Surviving Corporation shall pay all of the Expenses paid by or on behalf of either the Company or Newco. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, financing sources, legal counsel, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Transactions.

                  (b) The Company agrees that if (i) Newco shall terminate this Agreement pursuant to Section 7.3(b) or (ii) the Company shall terminate this Agreement pursuant to Section 7.4(b) or (iii) an Acquisition Proposal shall have been publicly disclosed prior to the Stockholders Meeting and shall remain pending at the time of the Stockholders Meeting and either Newco or the Company shall terminate this Agreement pursuant to Section 7.2(c), the Company shall pay Newco a non-refundable fee of six million dollars ($6,000,000), which amount shall be payable by wire transfer of same day funds (x) concurrently with and as a condition to any such termination by the Company and (y) within three (3) business days after the date this Agreement is so terminated by Newco. The Company acknowledges that the agreements contained in this Section 8.1(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newco would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 8.1(b), and, in order to obtain any such payment, Newco commences a legal proceeding which results in a judgment against the Company for the amounts set forth in this Section 8.1(b), the Company shall pay to Newco its costs and expenses (including attorneys' fees) in connection with such proceeding, together with interest on the amounts set forth in this Section 8.1(b) at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

         Section 8.2 Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. The covenants and agreements in this Agreement shall survive the Effective Time in accordance with their terms.

         Section 8.3 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the parties hereto, provided that any such agreement by the Company shall be effective only if authorized or approved by the Special Committee; provided, however that the addition of the definitive
Schedule I contemplated by Section 2.1(c) shall not require any authorization or approval of the Special Committee.

         Section 8.4 Waiver of Conditions.

                  (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative of the party against whom the waiver is to be effective, provided that any such waiver by the Company shall be effective only if authorized or approved by the Special Committee.

                  (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         Section 8.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         Section 8.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; (iii) three business days following sending by registered or certified mail, postage prepaid; and (iv) one business day following sending, if sent by overnight delivery via a national courier service providing proof of delivery, and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

         If to Newco:            Pac Packaging Acquisition Corporation
                                 900 Commerce Drive
                                 Oak Brook, Illinois 60523
                                 Attention: Paul Jones
                                 Facsimile No.: (630) 571-0402

         with a copy to:         Mayer, Brown & Platt
                                 190 South LaSalle Street
                                 Chicago, IL 60603
                                 Attention: Frederick B. Thomas
                                            James T. Lidbury
                                 Facsimile No.: (312) 701-7711

                                 Ropes and Gray
                                 One International Place
                                 Boston, MA 02110-2624
                                 Attention: David C. Chapin
                                 Facsimile No.: (617) 951-7050

         If to the Company:      Special Committee of the Board of Directors
                                 c/o Benjamin J. Bailar
                                 410 East Walnut
                                 Lake Forest, IL 60045
                                 Facsimile No.:  (847) 295-3936
         with a copy to:         Skadden, Arps, Slate, Meagher & Flom (Illinois)
                                 333 West Wacker Drive
                                 Suite 2100
                                 Chicago, IL 60606
                                 Attention: Charles W. Mulaney, Jr.
                                            Brian W. Duwe
                                 Facsimile No. (312) 407-0411

         and a copy to           U.S. Can Corporation
                                 900 Commerce Drive
                                 Oak Brook, IL 60523
                                 Attention:  General Counsel
                                 Facsimile No.:  (630) 573-0715

         Section 8.8 Entire Agreement, etc. This Agreement and the agreements referenced herein or contemplated hereby (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned newly formed Delaware subsidiary of Newco or to any newly-formed Delaware corporation having substantially the same shareholders and capital structure as Newco; provided, that in either case (i) such assignee shall be deemed to have made the representations and warranties of Newco set forth herein as if it were Newco,
(ii) such assignee shall be deemed substituted for Newco for all purposes hereof, (iii) such assignment shall not result in the failure to be satisfied of any condition to either party's obligation to consummate the Merger set forth in
Article VI and (iv) the Company, acting through the Special Committee, shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed. No such assignment shall relieve Newco of its liabilities and obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.9 Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. References in this Agreement to Articles and Sections are references to Articles and Sections of this Agreement, unless expressly otherwise stated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

         Section 8.10 Certain Definitions. For purposes of this Agreement, the term:

         "affiliate" and "affiliates" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

         "associate" and "associates" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

         "knowledge of the Company" means the actual knowledge of Roger B. Farley, David R. Ford, Paul W. Jones or John L. Workman.

         "person" means any individual or any corporation, partnership, limited liability company or other legal entity.

         "subsidiary" of any person means any corporation, partnership, limited liability company or other legal entity of which such person (either alone or through or together with any subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 8.11 No Third Party Beneficiaries. Except as provided in
Section 5.7, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person not a party hereto.

         Section 8.12 Company Disclosure Schedule. Any disclosure made in a section of the Company Disclosure Schedule shall be deemed disclosed for all purposes of this Agreement to which such disclosure could reasonably be expected to be pertinent, notwithstanding the omission of a cross reference thereto.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                               U.S. CAN CORPORATION


                                               By: /s/ PAUL W. JONES
                                                   ------------------------
                                                    Name: Paul W. Jones
                                                    Title:

                                               PAC PACKAGING ACQUISITION
                                               CORPORATION


                                               By: /s/ RICHARD K. LUBIN
                                                   ------------------------
                                                    Name: Richard K. Lubin
                                                    Title: Senior Vice President

                                   SCHEDULE I

         TO BE COMPLETED IN ACCORDANCE WITH SECTION 2.1(c) OF THE AGREEMENT. THE DEFINITIVE SCHEDULE I CONTEMPLATED BY SECTION 2.1(c) MAY ONLY INCLUDE EXEMPTED PERSONS AS ROLLOVER STOCKHOLDERS AND THE AGGREGATE NUMBER OF ROLLOVER SHARES SET FORTH ON THE DEFINITIVE SCHEDULE I MAY NOT EXCEED 4,000,000 SHARES OF COMMON STOCK.


Rollover Shares (column 2) held by each Rollover Stockholder (column 1), respectively, to be converted, in the aggregate, into the following number of shares of Surviving Corporation Common Stock (column 3) and Surviving Corporation Preferred Stock (column 4):

1.                            2.                  3.     Surviving             4.     Surviving
                                                         Corporation                  Corporation
Rollover Stockholder          Rollover Shares            Common Stock                 Preferred Stock
--------------------          ---------------            ------------                 ---------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                                        SCHEDULE 4.5(ii)


ASSETS

Approximately $3,000.00 in cash, which represents the aggregate amount paid to Newco by Berkshire, Paul W. Jones and John L. Workman in exchange for their respective shares of Newco Common Stock as adjusted for service fees associated with Newco's bank account.

                                SCHEDULE 6.2(c)

Amended and Restated Credit Agreement, dated April 25, 1997, as amended; and 10-1/8% Senior Subordinated Notes Due 2006 Indenture, dated October 17, 1996 unless, in either case, refinanced or redeemed or if otherwise such consent is not required to consummate the Transactions.